Exhibit 99.1
Sabine Royalty Trust
News Release
SABINE ROYALTY TRUST ANNOUNCES
MONTHLY CASH DISTRIBUTION FOR MAY
     Dallas, Texas, May 4, 2006 – Bank of America, N.A., Dallas, Texas, as Trustee of the Sabine Royalty Trust (NYSE – SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.24292 per unit, payable on May 30, 2006, to unit holders of record on May 15, 2006.
     This distribution reflects primarily the oil production for February 2006 and the gas production for January 2006. Preliminary production volumes are approximately 28,611 barrels of oil and 299,586 mcf of gas. Preliminary prices are approximately $55.94 per barrel of oil and $7.88 per mcf of gas. The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes		Average Price
	Oil	Gas	Oil	Gas
	(Bbls)	(Mcf)	(per Bbl)	(per Mcf)
Current Month	28,611	299,586	$55.94	$7.88

Prior Month	53,279	529,551	$56.27	$8.90
     Due to the timing of the end of the month of April, approximately $195,000 of revenue received will be posted in the following month of May in addition to normal receipts during May. A significant factor to the lower distribution this month is the timing of the end of April. Most energy companies normally issue payment of royalties on or about the 25th of every month and with April, a substantial amount of royalties was not received until after the revenue posting of April 28th. The revenues received after that date are posted with within 30 days of receipt.
     For the 2005 Annual Report and Form 10-K and additional information on Sabine Royalty Trust, please visit our website at
http://www.sbr-sabineroyalty.com/.

Contact:	Ron E. Hooper
Senior Vice President
Bank of America, N.A.
Toll Free – 800.365.6541
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